Exhibit 4


                         OPTION AGREEMENT


                               AMONG


                 HAYES WHEELS INTERNATIONAL, INC.,

                       RENATE KUKWA-LEMMERZ

                                AND

                        INGE KRUGER-PRESSL


                            DATED AS OF


                           JULY 30, 1997







                       Page 18 of 32 Pages

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                         OPTION AGREEMENT


           OPTION AGREEMENT, dated as of July 30, 1997 (the
"Agreement"), among:

           A. Hayes Wheels International, Inc., a corporation organized under the laws of the State of Delaware ("HWI");

           B. Renate Kukwa-Lemmerz, an individual residing in the Federal Republic of Germany; and

           C. Inge Kruger-Pressl, an individual residing in the Federal Republic of Germany.

           Renate Kukwa-Lemmerz and Inge Kruger-Pressl are referred to herein, individually, as a "Stockholder" and, together, as the "Stockholders." HWI and the Stockholders are referred to herein, individually, as a "Party" and, collectively, as the "Parties."

           WHEREAS, the Stockholders own 1,628,800 shares (the
"Shares") of Common Stock, par value $.01 per share, of HWI
("Common Stock"), free and clear of any and all Liens (as defined herein);

           NOW, THEREFORE, in consideration of the foregoing, and of the mutual covenants and agreements set forth herein, the Parties hereby agree as follows:

                            ARTICLE I

                              OPTION

           Section 1 Grant of Option. Each Stockholder hereby grants to HWI an irrevocable option (the "Option") to:

           (a) purchase all of the Shares held by such Stockholder ("Purchase Option"); or

           (b) require such Stockholder to include all of the Shares held by such Stockholder ("Call Option") in any public offering of equity securities of HWI (a "Public Offering");

in each case, on the terms and subject to the conditions set forth herein.


                       Page 19 of 32 Pages

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           Section 2  Exercise of Option.

           (a) At any time prior to the termination of this Agreement, HWI may exercise the Option, in whole but not in part, by giving written notice of such exercise (the "Exercise Notice") to the Stockholders at least ten days prior to the date (the "Option Closing Date") for the closing of any purchase and sale of the Shares pursuant to the Option (the "Closing"). The Closing shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom, 919 Third Avenue, New York, New York, at 10:00 a.m., local time, on the day specified in such notice or at such other place, and at such other time or date as the Parties may agree. At the Closing, each Stockholder shall deliver the number of Shares specified in the Exercise Notice and held by such Stockholder by delivery of certificates evidencing such Shares, properly endorsed by such Stockholder and accompanied by such stock powers and other documents as may be necessary to transfer record ownership of such Shares on the stock transfer books of HWI, against payment therefor as specified in Section 1.3. Notwithstanding any Exercise Notice hereunder, the Company shall not be deemed to have exercised the Purchase Option or the Call Option unless and until the Closing shall have occurred hereunder.

           (b) Notwithstanding any provision hereof to the contrary, each of HWI's right to exercise, and each Stockholder's obligation to sell any Shares pursuant to, the Option hereunder is subject to the conditions that (i) any Closing with respect to such Shares must take place (A) on or prior to November 30, 1997 and (B) in connection with a Public Offering for a number of shares at least equal to the number of Shares and (ii) the requisite consent under the Stockholders Agreement (as defined below) shall have been obtained.

           Section 3  Purchase Price.

           (a) At the Closing of the Purchase Option exercise, HWI shall deliver to each Stockholder funds in an aggregate amount equal to (a) $30 multiplied by (b) the total number of Shares sold by such Stockholder to HWI (the "Purchase Option Price"), by wire transfer of New York Clearing House funds to an account designated by such Stockholder in writing at least three days prior to the Closing Date.

           (b) At the Closing of the Call Option exercise:

                (i) in the event that the net proceeds per share ("Net Proceeds Per Share") payable by the underwriters in respect of each Share sold in a Public Offering pursuant to the Call Option is less than $30, HWI shall deliver to such Stockholder funds in an aggregate amount equal to (A) the amount by which $30 is greater than such Net Proceeds Per Share multiplied by (B) the total number of Shares sold by such Stockholder in the Public Offering pursuant to the Call Option, by wire transfer of New


                       Page 20 of 32 Pages

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York Clearing House funds to an account designated by such
Stockholder in writing at least three days prior to the Closing
Date; and

                (ii) in the event that the Net Proceeds Per Share payable by the underwriters in respect of each Share sold in a Public Offering pursuant to the Call Option is greater than $30, then such Stockholder shall cause the underwriters of such Public Offering to deliver to HWI funds in an aggregate amount equal to
(A) the amount by which such Net Proceeds Per Share is greater than $30 multiplied by (B) the total number of Shares sold by such Stockholder in the Public Offering pursuant to the Call Option, by wire transfer of New York Clearing House funds to an account designated by HWI in writing at least three days prior to the Closing Date. In no event and under no circumstances shall any Stockholder be entitled to receive more than $30 for any Share sold in a Public Offering pursuant to any Call Option.

           Section 4 Adjustments. If at any time the outstanding shares of Common Stock are changed into a different number of shares or a different class by reason of any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment or if a stock dividend therein is declared with a record date prior to the termination of this Agreement, then the number of Shares subject to the Option and the applicable per Share consideration to be paid by HWI upon exercise of the Option (but not the total purchase price) shall be appropriately and equitably adjusted.

                           ARTICLE II

                 REPRESENTATIONS AND WARRANTIES
                       OF EACH STOCKHOLDER

           Each Stockholder, as to herself, hereby represents and warrants to HWI as follows:

           Section 1 Authority. Such Stockholder has the requisite power, capacity and authority to execute and deliver this Agreement, to perform her obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by such Stockholder and, assuming the due authorization, execution and delivery hereof by HWI, constitutes the valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms.

           Section 2  Title to Shares.

           (a) Such Stockholder has good and marketable title to the number of Shares set forth opposite such Stockholder's name in Annex 1, free and clear of any and all liens, encumbrances, security interests, mortgages or pledges (collectively, "Liens").


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           (b) At any Closing, with respect to each Share to be
sold, assigned, transferred and conveyed by such Stockholder, upon delivery and payment to such Stockholder of the Purchase Option Price or the Net Proceeds Per Share, as the case may be, for such Share in accordance with Article II hereof, the purchaser thereof will acquire good and valid title to such Share, free and clear of any and all Liens.

           Section 3  No Violation; Consents and Approvals.

           (a) The execution and delivery of this Agreement by such Stockholder do not, and the performance of this Agreement by such Stockholder and the consummation of the transactions contemplated hereby will not, (i) conflict with or violate any law, order, judgment or decree applicable to such Stockholder, or
(ii) other than the Amended and Restated Stockholders Agreement dated as of June 30, 1997 (the "Stockholders Agreement"), result in any breach of, or constitute a default (or an event that with notice or lapse of time or both would constitute a default) under any agreement to which such Stockholder is a party.

           (b) The execution and delivery of this Agreement by such Stockholder do not, and the performance by such Stockholder of this Agreement and the consummation of the transactions contemplated hereby will not, require such Stockholder to obtain any consent, approval, waiver, authorization or permit of, or to make any filing or registration with or notification to ("Consent"), any nation or government, or any state or other political subdivision thereof, any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any government authority, agency, department, board, commission or instrumentality of the United States, any state of the United States or any political subdivision thereof, the Federal Republic of Germany or any political subdivision thereof, or any other nation, or any court, tribunal or arbitrator ("Governmental Entity"), or any third party, other than under the Stockholders Agreement and under federal and state securities laws.

                           ARTICLE III

            REPRESENTATIONS AND WARRANTIES OF HWI

           HWI hereby represents and warrants to the Stockholders as follows:

           Section 1 Corporate Organization; Subsidiaries. HWI is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

           Section 2  Authorization; No Violation; Consents
                      and Approvals.


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           (a) HWI has the requisite corporate power and
corporate authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. Other than filings under federal and state securities laws, the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, have been duly authorized by the Board of Directors of HWI and no other corporate proceeding on the part of HWI is required to authorize the execution, delivery and performance hereof, and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by HWI and, assuming the due authorization, execution and delivery hereof by each Stockholder, constitutes the valid and binding obligation of HWI, enforceable against HWI in accordance with its terms.

           (b) The execution and delivery of this Agreement by HWI do not, and the performance of this Agreement by HWI and the consummation of the transactions contemplated hereby, will not,
(i) conflict with or violate the certificate of incorporation or by-laws, in each case as amended or restated to date, of HWI,
(ii) conflict with or violate any law, judgment, order or decree applicable to HWI, or (iii) other than the Stockholders Agreement, result in any breach of, or constitute a default (or an event that with notice or lapse of time or both would constitute a default) under any agreement to which HWI is a party, other than, with respect to clause (iii) above, such conflicts, violations, breaches and defaults as could not reasonably be expected, individually or in the aggregate, to impair in any material respect HWI's ability to perform its obligations hereunder or to consummate the transactions contemplated hereby.

           (c) The execution and delivery of this Agreement by HWI do not, and the performance by HWI of this Agreement and the consummation of the transactions contemplated hereby, will not, require HWI to obtain any Consent of any Governmental Entity, or any third party, except for the Stockholders Agreement, under federal and state securities laws and such Consents, the failure of which to obtain or make could not reasonably be expected, individually or in the aggregate, to impair in any material respect HWI's ability to perform its obligations hereunder or to consummate the transactions contemplated hereby.

                           ARTICLE IV

                   COVENANTS OF THE PARTIES

           Section 1 Information from the Stockholders. The Stock-holders shall use their respective reasonable best efforts promptly to provide HWI with all information concerning the Stockholders requested by HWI and required to be included in the registration statement relating to any Public Offering in which Shares are to be sold.


                       Page 23 of 32 Pages

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           Section 2 Cooperation; Further Action. In the event that,
prior to or after the Closing, any action is necessary or desirable to carry out the purposes of this Agreement, including entering into any customary agreements with underwriters of any Public Offering in which the Shares are included, each Party shall take, and shall cause its directors, officers, employees, representatives (including, in the case of the Stockholders, their director designees on the Board of Directors of HWI) and agents, as the case may be, to take, all such necessary actions including the execution and delivery of such further instruments and documents as may reasonably be requested by any Party for such purposes or otherwise to complete or perfect the transactions contemplated hereby. The Stockholders agree to fully cooperate with HWI and the underwriters of any Public Offering in which the Shares are included.

           Section 3 Legend. Upon execution and delivery of this Agreement, the Stockholders shall promptly after the date hereof submit to HWI the stock certificate or stock certificates representing the Shares and substantially the following legend shall be placed thereon:

      THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT
      TO THE TERMS AND CONDITIONS OF THE OPTION AGREEMENT
      DATED AS OF JULY 30, 1997 AMONG HAYES WHEELS
      INTERNATIONAL, INC., RENATE KUKWA-LEMMERZ AND INGE
      KRUGER-PRESSL, A COPY OF WHICH IS ON FILE WITH THE
      SECRETARY OF HAYES WHEELS INTERNATIONAL, INC. AND IS
      AVAILABLE WITHOUT CHARGE UPON WRITTEN REQUEST
      THEREFOR.

           Section 4 Stockholders Agreement. Each Party, and each of Marianne Lemmerz and Horst Kukwa-Lemmerz, hereby irrevocably consents to the transactions contemplated hereby for purposes of the Stockholders Agreement; and HWI shall use its reasonable best efforts to obtain the required consent under the Stockholders Agreement from each other party thereto.

           Section 5 Mutual Release. To the fullest extent permitted by applicable law, each Party, and the respective directors, officers, employees, representatives, agents, successors and permitted assigns of any Party, if any, and each of Marianne Lemmerz, Horst Kukwa-Lemmerz and H.K.L., L.L.C., hereby irrevocably and unconditionally releases and discharges each other Party, and each of Marianne
Lemmerz, Horst Kukwa-Lemmerz and H.K.L., L.L.C., and the respective directors, officers, employees, representatives, agents, successors and permitted assigns of any Party, if any, from any and all liability which such person or entity now has or may hereafter have against any such other person or entity, and to the extent applicable, any of its directors, officers,


                       Page 24 of 32 Pages

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employees, representatives or agents, arising out of, based upon or relating to the purchase by the Stockholders of the Shares from K-H Corporation pursuant to the letter agreement dated July 23, 1997, a true, correct and complete copy of which has been furnished to HWI, or the transactions expressly provided for herein.

                            ARTICLE V

                           TERMINATION

           Section 1 Termination. This Agreement shall terminate at the earlier of (a) 11:59 p.m., New York City time, on November 30, 1997 or (b) immediately following any Closing hereunder.

           Section 2 Effect of Termination. Upon termination of this Agreement pursuant to this Article V, this Agreement and the transactions contemplated hereby shall be deemed abandoned (and HWI shall promptly deliver to the Stockholders a certificate or certificates representing the Shares not theretofore sold hereunder without the legend thereon described in Section 4.3) and this Agreement shall forthwith become null and void, except that the provisions of Sections 4.4 and 4.5 and Article V shall survive any termination of this Agreement; provided, however, that nothing in this Agreement shall relieve any party from liability for any willful breach of this Agreement.

                           ARTICLE VI

                    MISCELLANEOUS PROVISIONS

           Section 1 Amendment and Modification. This Agreement may be amended, modified or supplemented only by written agreement of all Parties.

           Section 2 Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given on the date delivered, if delivered personally, on the fifth business day after being mailed by registered or certified international airmail (postage prepaid, return receipt requested) or on the second business day after being sent by reputable overnight courier (delivery prepaid), in each case, to the parties at the following addresses, or on the date sent and confirmed by electronic transmission to the telecopier number specified below (or at such other address or telecopier number for a party as shall be specified by notice given in accordance with this Section):

           (a) if to any Stockholder, to:

                Herrn Horst-Kukwa Lemmerz


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                c/o Lemmerz Holding GmbH
                Postfach 1125
                53621 Konigswinter
                Federal Republic of Germany

                Tel:  +49-2223-71-0
                Fax:  +49-2223-71-620

                with a copy to:

                Meilicke & Partner
                Attention:  Dr. Wienand Meilicke
                Poppelsdorfer Allee 106
                53115 Bonn,
                Federal Republic of Germany

                Tel:  +49-228-72543-0
                Fax:  +49-228-72543-10

                and

                Cleary, Gottlieb, Steen & Hamilton
                Attention:  William A. Groll, Esq.
                1 Liberty Plaza
                New York, New York  10006
                U.S.A.

                Tel:  +1-212-225-2142
                Fax:  +1-212-225-3999

           (b) if to HWI, to:

                Hayes Wheels International, Inc.
                Attention:  Daniel M. Sandberg, Esq.
                38481 Huron River Drive
                Romulus, Michigan  48174
                U.S.A.

                Tel:  +1-313-941-8065
                Fax:  +1-313-942-5199


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                with a copy to:

                Skadden, Arps, Slate, Meagher & Flom LLP
                Attention:  Robert B. Pincus, Esq.
                One Rodney Square
                Wilmington, Delaware  19801
                U.S.A.

                Tel:  +1-302-651-3000
                Fax:  +1-302-651-3001

           Section 3 Parties in Interest; Assignment. This Agreement shall be binding upon and inure solely to the benefit of each Party hereto and its respective successors and permitted assigns, and except for Section 4.4 and 4.5 hereof, no provision of this Agreement, express or implied, is intended to or shall confer upon any other person or entity any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, directly or indirectly, by any Party without the prior written consent of the other
Parties.

           Section 4 Counterparts. This Agreement may be executed in counterparts, each of which when executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

           Section 5 Interpretation. The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the Parties and shall not in any way affect the meaning or interpretation of this Agreement.

           Section 6 Entire Agreement. This Agreement constitutes the entire agreement of the Parties and supersedes all prior agreements and undertakings, both written and oral, between or among the Parties, or any of them, with respect to the subject matter hereof.

           Section 7 Specific Performance. Each Party hereto acknowledges that money damages would be both incalculable and an insufficient remedy for any breach of this Agreement by such Party and that any such breach of this Agreement would cause the other Party or Parties hereto irreparable harm. Accordingly, each Party hereto also agrees that, in the event of any breach or threatened breach of the provisions of this Agreement by such Party, the other Party or Parties hereto shall be entitled to equitable relief without the requirement of posting a bond or other security, including in the form


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of injunctions and orders for specific performance, in addition to all other remedies available to such other Parties at law or in equity.

           Section 8 Governing Law. This Agreement shall be governed by the laws of the State of New York, without regard to conflicts of law principles.


                   [SIGNATURE PAGE FOLLOWS]


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           IN WITNESS WHEREOF, HWI and each Stockholder have duly
executed and delivered this Agreement as of the day and year first written above.

                 HAYES WHEELS INTERNATIONAL, INC.


                             By: /s/ Daniel M. Sandberg
                                -----------------------------
                                Name: Daniel M. Sandberg
                                Title: Vice President



                             /s/ Renate Kukwa-Lemmerz
                             --------------------------------
                             Renate Kukwa-Lemmerz



                             /s/ Inge Kruger-Pressl
                             --------------------------------
                             Inge Kruger-Pressl


ACKNOWLEDGED AND AGREED
(solely for purposes of
Sections 4.4 and 4.5 hereof):



/s/ Marianne Lemmerz
---------------------------
Marianne Lemmerz



/s/ Horst Kukwa-Lemmerz
---------------------------
Horst Kukwa-Lemmerz


ACKNOWLEDGED AND AGREED
(solely for purposes of Section 4.5):

H.K.L., L.L.C.

By: /s/ Horst Kukwa-Lemmerz
   -----------------------------------
    Horst Kukwa-Lemmerz


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                                                       ANNEX I


                     Ownership of Shares


      Holder                                   Number of Shares
      ------                                   ----------------

Renate Kukwa-Lemmerz                                814,400

Inge Kruger-Pressl                                  814,400


                       Page 30 of 32 Pages